Exhibit 11.11
                            Techprecision Corporation
                                   Bella Drive
                              Westminster, MA 01473

                                 August 24, 2006

Barron Partners LP
730 Fifth Avenue; 25th floor
New York, New York  10019
Attention:  Mr. Andrew B. Worden

                          Re: Techprecision Corporation

Dear Andrew:

         This letter will confirm our agreement and understanding with respect to the registration rights agreement (the "Agreement") dated February 24, 2006, by and among Techprecision Corporation, a Delaware corporation formerly known as Lounsberry Holdings II, Inc. (the "Company"), and Barron Partners LP, a Delaware limited partnership ("Barron").

         Barron hereby agrees that it will waive its rights under the liquidated damages provisions in the Agreement through October 31, 2006 on the condition that one of the two conditions (the "Conditions") hereinafter set forth are met by October 31, 2006.

         a. The Company's independent accountants, who shall be members of the PCAOB, shall have confirmed to the Company and Barron in writing that, as of October 31, 2006, the real estate (the "Real Estate") presently owned by WM Realty Management, LLC ("WM") and leased to the Company shall not be treated, under generally accepted accounting principles, including FIN 46, as an asset of the Company and that the mortgage note issued by WM in respect of the mortgage on the Real Estate shall not be treated as a liability of the Company.

         b. The Company shall have received and exercised by October 31, 2006, an option to purchase the Real Estate for a purchase price equal to $3.2 million plus any documented out-of-pocket costs incurred by WM in connection with the refinancing of the Real Estate, with the closing by which title is transferred to the Company being completed as soon as possible thereafter, but not later than, the close of business on December 29, 2006, it being understood that the Real Estate may be acquired subject to the then current mortgage on the Real Estate.

         Pending the completion of either of the Conditions, no liquidated damages shall be paid pursuant to the Agreement through October 31, 2006. In the event that neither of the Conditions shall have been met, any liquidated damages accrued through October 31, 2006 shall be due and payable at that time. Nothing in this letter agreement shall be construed as a waiver of any liquidated damages which accrue subsequent to October 31, 2006.

Barron Partners LP
August 22, 2006
Page 2

         Except as amended by this letter agreement, the Agreement shall remain in full force and effect.

                                                Very truly yours,

                                                TECHPRECISION CORPORATION

AGREED TO:

BARRON PARTNERS LP                              By: s/ James Reindl
                                                    ----------------------------
By:  Barron Capital Advisors, LLC,                  James Reindl, CEO
      its General Partner

By:  s/ Andrew Barron Worden
     -------------------------------------
     Andrew Barron Worden, President